UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 12, 2006

Date of Report (Date of earliest event reported)

Tripos, Inc.

 (Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

On October 12, 2006, we entered into a Letter Agreement with B. James Rubin, outlining the terms and conditions of Mr. Rubin's continued employment with us.  The principal terms of this Agreement are as follows:

•        Mr. Rubin ceased being our Chief Financial Officer effective October 12, 2006;

•        Mr. Rubin remains as our Senior Vice President and will continue to work with other members of the Company's senior management team on key corporate initiatives;

•        Mr. Rubin will continue to serve on a full-time basis through October 31, 2006;

•        Effective November 1, 2006, Mr. Rubin will reduce his work load to a minimum of half-time (or such greater proportion of his time as is mutually agreed), and his compensation will be reduced accordingly;

•        Either we or Mr. Rubin may terminate this arrangement effective any date after December 31, 2006, upon at least 30 days' prior notice.

•        Mr. Rubin's Executive Severance Agreement will be modified so that the termination payment payable following a change in control in certain instances is reduced from an amount equal to one year's salary and bonus to $140,000 and that he would be entitled to such termination payment in the event of a change of control event occurring within six months after termination of his employment.

Item 5.02.       Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

On October 12, 2006, B. James Rubin resigned from the position of Chief Financial Officer but remains one of our Senior Vice Presidents.  At the same time, the Board of Directors appointed John D. Yingling, our Vice President and Chief Accounting Officer, to serve in the role of Chief Financial Officer.  Mr. Yingling, age 49, has been an employee since 1995 and our Chief Accounting Officer since 1999. Mr. Rubin will work under the direction of our chief executive officer and our Board of Directors on important strategic and other business initiatives for us.   The disclosure in Item 1.01 is incorporated by reference herein.

Item 8.01.      Other Events

We previously announced that our Board of Directors is considering various strategic alternatives for the Company.  We will not comment on any further developments in effecting any strategic alternatives unless and until we enter into a definitive transaction agreement.  The ability to structure and complete any strategic transaction is uncertain and subject to considerable risks, many of which are outside of our control.  These risks and uncertainties include potential counterparties' assessment of the current state of our business and financial condition and our future prospects, the ability to enhance growth prospects or improve profitability of our core products and services or for our business as a whole, market demand for our products and services as compared to those of our competitors, expectations concerning our customers decisions to outsource or perform directly the services we provide, and availability of capital. We can provide no assurance that we will be able to enter into, consummate or obtain benefits from any transactions in furtherance of our strategic objectives.  Similarly, we cannot provide any assurance whether any strategic initiative, if effected, will result in favorable or unfavorable returns for stockholders when compared to prevailing market prices for our common stock.

Section 9 - Financial Statements and Exhibits

Item 9.01.       Financial Statements and Exhibits

(d) Exhibits

            99.1  Letter Agreement dated October 12, 2006 between the Company and B. James Rubin.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 12, 2006                                   TRIPOS, INC.

By: /s/ John D. Yingling

John D. Yingling

Vice President and Chief Financial Officer